Exhibit 99.1

For: Authentidate Holding Corp.

Investor Contacts:	Media Contacts:
Todd Fromer / Garth Russell	Erika Kay

KCSA Strategic Communications	KCSA Strategic Communications
212-896-1215 / 212-896-1250	212-896-1208
tfromer@kcsa.com / grussell@kcsa.com	ekay@kcsa.com

Authentidate Holding Corp. Announces Fiscal 2008 Third Quarter Results

– – –

BERKELEY HEIGHTS, N.J., May 8, 2008 – Authentidate Holding Corp. (NASDAQ: ADAT), a worldwide provider of secure workflow management software and web-based services, today announced financial results for the fiscal 2008 third quarter ended March 31, 2008.

Ben Benjamin, President of Authentidate, stated, “The third quarter was characterized by continued growth in transaction volumes for our US operations. This is a result of customers increasing their use of our Inscrybe solution, which is a trend we expect to continue as they transition to our electronic solution. We also added new customers during the quarter in both our US and German operations and our sales force is acting on the directive given in January 2008 to expand our addressable markets. The strategic initiatives that we outlined in January are beginning to make an impact and total spending for the quarter was down compared to the same period last year.”

Total revenues for the three months ended March 31, 2008 decreased slightly to approximately $1,683,000 compared to $1,793,000 for the same period last year. These results reflect an increase of approximately 33% in US revenues from increases in transaction volumes and new customers, offset by a decrease in revenues from our German operation due to the timing of certain contract awards.

Net loss from continuing operations for the third quarter of fiscal 2008 decreased to $3,119,000, or $0.09 per share, compared to $3,381,000, or $0.10 per share, from continuing and discontinued operations for the same period last year. Net loss for the third quarter of fiscal 2008 includes accrued severance and certain non-operating expenses of approximately $492,000. The net loss for the prior year included approximately $500,000 for incremental legal fees. The reduction in net loss for the third quarter of fiscal 2008 reflects the headcount reductions and other cost management activities implemented in January 2008.

Total revenue for the nine months ended March 31, 2008 increased to $4,392,000 versus $3,678,000 for the prior year period. This growth reflects an increase of approximately 30% from the company’s US operations and 14% from its German operations; both were driven by higher transaction volumes and new customers.

Net loss for the nine months ended March 31, 2008 was $13,178,000, or $0.38 per share, compared to $11,488,000, or $0.33 per share, for the prior year period. The increase in net loss for fiscal 2008 reflects incremental legal fees and settlements, accrued severance and certain non-operating expenses of approximately $3,870,000, or $0.11 per share. The prior year period includes incremental legal fees of approximately $1,800,000.

Mr. Benjamin concluded, “As expected, revenue from our US operations has improved over the course of the year, further complementing our German operations. We are confident that the growth from our US and German businesses, and our cost management activities will help us achieve our current cash flow breakeven goal.”

“This is an exciting time for Authentidate’s employees, management, Board and shareholders. The Company’s aggressive new strategy has already strengthened its operations and we intend to continue to push our sales teams to find new venues for our solutions, and our employees to find new ways to increase operational efficiency.”

As of March 31, 2008, the Company’s cash and marketable securities totaled $18,231,000 and deferred revenue totaled $1,390,000.

Conference Call

Management will host a conference call at 4:30 p.m. ET on Thursday, May 8, 2008, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (888) 889-5602 and the dial in number for international callers is (973) 582-2737. The access code for all callers is 45496823. To access the live webcast, visit www.authentidate.com, click the “About Us” link, followed by “Investor Relations” on the drop-down menu and then the “Audio Archives” link. Following the conclusion of the call, the webcast will also be archived on the Company’s website.

A replay of the call will be available through May 15, 2008. To access the replay, please dial (800) 642 1687 in the U.S. and (706) 645 9291 internationally, and then enter the access code 45496823. A live web cast will be available on the Company’s website.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure workflow management software and web-based services. The company’s automated and trusted workflow solutions enable enterprises and office professionals to employ rules-based electronic forms, intelligent routing and transaction management, electronic signing, content authentication, identity credentialing and verification and web and fax based communication capabilities. Customer benefits from the company’s offerings include reduced costs, improved productivity and service levels, automated audit trails, enhanced compliance with regulatory requirements and the reduction of paper-based processes. The company has offices in the United States and Germany. In the United States we offer our patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (EPM).

For more information, visit the company’s website at http://www.authentidate.com.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Authentidate is a registered trademark of Authentidate Holding Corp. Inscrybe and MyInscrybe are trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

This press release is available on the KCSA Strategic Communications Web site at www.kcsa.com.

Tables follow:

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands, except per share data)	March 31, 2008 (Unaudited)	June 30, 2007
Assets
Current assets
Cash and cash equivalents	$5,879	$8,735
Restricted cash	521	521
Marketable securities	—	22,896
Accounts receivable, net	953	1,543
Prepaid expenses and other current assets	626	399

Total current assets	7,979	34,094
Marketable securities	12,352	—
Property and equipment, net	1,121	1,078
Note receivable, net of deferred gain of $2,000	—	—
Other assets
Software development costs, net	2,549	2,463
Goodwill	7,341	7,341
Other assets	1,493	1,609
Assets held for sale	2,119	2,119

Total assets	$34,954	$48,704

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,552	$3,992
Deferred revenue	1,250	1,230
Other current liabilities	43	157

Total current liabilities	3,845	5,379
Long-term deferred revenue	140	140

Total liabilities	3,985	5,519

Commitments and contingencies
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding	3	3
Common stock, $.001 par value; 75,000 shares authorized, 34,502 and 34,430 issued and outstanding on March 31, 2008 and June 30, 2007, respectively	35	34
Additional paid-in capital	165,362	164,336
Accumulated deficit	(134,356)	(121,125)
Accumulated other comprehensive loss	(75)	(63)

Total shareholders’ equity	30,969	43,185

Total liabilities and shareholders’ equity	$34,954	$48,704

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share data)	2008	2007	2008	2007
Revenues
Software licenses and support	$1,059	$1,324	$2,740	$2,406
Hosted software services	624	469	1,652	1,272

Total revenues	1,683	1,793	4,392	3,678

Operating expenses
Cost of revenues	623	541	1,614	1,310
Selling, general and administrative	3,475	3,980	13,721	12,348
Product development	623	643	2,317	2,043
Depreciation and amortization	430	372	1,228	1,186

Total operating expenses	5,151	5,536	18,880	16,887

Operating loss	(3,468)	(3,743)	(14,488)	(13,209)
Other income	349	490	1,310	1,588

Loss from continuing operations	(3,119)	(3,253)	(13,178)	(11,621)
Income (loss) from discontinued operations	—	(128)	—	133

Net loss	$(3,119)	$(3,381)	$(13,178)	$(11,488)

Basic and diluted loss per share
Continuing operations	$(0.09)	$(0.09)	$(0.38)	$(0.34)
Discontinued operations	—	(0.01)	—	0.01

Basic and diluted loss per share	$(0.09)	$(0.10)	$(0.38)	$(0.33)